As filed with the Securities and Exchange Commission on July 25, 2025
SEC Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOMPKINS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of incorporation or organization)

16-1482357
(I.R.S. Employer Identification No.)

118 E. Seneca Street, P.O. Box 460
Ithaca, New York 14851
(Address of Principal Executive Offices) (Zip Code)

TOMPKINS RETIREMENT SAVINGS PLAN
(Full title of the plan)

Matthew D. Tomazin Executive Vice President, Chief Financial Officer and Treasurer Tompkins Financial Corporation P.O. Box 460 Ithaca, New York 14851	with a copy to: Alyssa Hochberg Fontaine Executive Vice President, General Counsel, Chief Risk Officer and Secretary Tompkins Financial Corporation P.O. Box 460 Ithaca, New York 14851

(Name and address of agent for service)

(607) 274-7685
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Tompkins Financial Corporation (the “Company”) is filing this Registration Statement on Form S-8 to register 100,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), pursuant to the Tompkins Retirement Savings Plan (the “Plan”). Participants in the Plan may direct that certain portions of their salary deferrals and Company contributions be allocated to the purchase of Common Stock. These shares of Common Stock may be issued by the Company or purchased by Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company, as the Plan’s trustee, on the open market for the benefit of and for credit to the accounts of participants in the Plan. The Company is also registering hereby an indeterminate amount of participation interests in the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Tompkins Retirement Savings Plan (the “Plan”) of Tompkins Financial Corporation (the “Company”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)	Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to our Corporate Secretary at the Company’s address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement (except that the Company is not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K listed below, or any exhibits referenced in such Items, unless otherwise expressly indicated in the Form 8-K):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 28, 2025, and, with respect to Part III thereof, as updated by the information contained in our definitive Proxy Statement on Schedule 14A, filed with the Commission on April 1, 2025.

(b)	Tompkins Retirement Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2024, filed with the Commission on June 26, 2025.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 6, 2025.

(c)	The Company’s Current Reports on Form 8-K, filed (not furnished) with the Commission on January 31, 2025, April 25, 2025, April 25, 2025, May 14, 2025, and July 25, 2025.

(d)	The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form 8-A (No. 1-12709) filed with the Commission on January 30, 1997, including any amendment(s) or report(s) filed for the purpose of updating such description, including Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 2, 2020.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that no information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, or any exhibit referenced in such Items, are incorporated by reference in this Registration Statement, unless otherwise expressly indicated in the Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Alyssa Hochberg Fontaine, Executive Vice President, General Counsel, Chief Risk Officer and Secretary of the Company, has rendered an opinion regarding the legality of the shares of the Company’s common stock being offered pursuant to the Plan. Ms. Fontaine owns, or has the right to acquire, shares of the Company’s common stock representing less than 0.1% of the Company’s total issued and outstanding common stock. Further, as a participant in the Plan, Ms. Fontaine has a right to acquire shares of the Company’s common stock being registered hereunder, upon the same terms and conditions as Plan participants generally.

Item 6. Indemnification of Directors and Officers.

Section 722 of the New York Business Corporation Law (the “BCL”) empowers a New York corporation to indemnify any person who is, or is threatened to be, made party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that such person (or such person’s testator or intestate), was an officer or director of such corporation, or served at the request of such corporation as a director, officer, employee, agent, or in any other capacity, of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred by such person as a result of such action or proceeding, or any appeal therein, provided that such officer or director acted, in good faith, for a purpose that they reasonably believed to be in or, in the case of service for another corporation or enterprise, not opposed to, the best interests of the corporation and, for criminal actions or proceedings, in addition, had no reasonable cause to believe their conduct was unlawful. Additionally, a New York corporation may indemnify any officer or director against amounts paid in settlement and reasonable expenses, including attorneys’ fees, under the same conditions as those described above in connection with an action by or in the right of the corporation to procure a judgment in its favor, except that no indemnification in connection with such action or proceeding is permitted in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent such indemnification is judicially approved.

In accordance with Section 402(b) of the BCL, the Amended and Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of directors of the Company to the fullest extent permitted under the BCL; provided, however, that such provision does not limit a director’s liability for acts or omissions committed in bad faith or that involved intentional misconduct or a knowing violation of law, from which a director personally gained a financial profit or other advantage to which they were not legally entitled, or that violated Section 719 of the BCL. The effect of this provision is to eliminate, subject to the above limitations, the personal liability of directors to the Company and its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

The Company’s Second Amended and Restated Bylaws provide, in effect, that it will indemnify each of its current and former directors and officers (or such person’s testator or intestate), in connection with any threatened, pending or completed action or proceeding and any appeal thereof, whether civil, criminal, governmental, administrative or investigative, to the fullest extent permitted by the BCL. Indemnification related to actions or proceedings initiated by an officer or director may only be provided if the action or proceeding was authorized by the Board of Directors.

As permitted by the BCL, the Company has purchased insurance policies which provide coverage for its directors and officers with respect to certain situations where the Company cannot directly indemnify such directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit Number	Title of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3(i) to the Company’s Form 10-Q, filed with the Commission on August 11, 2008

4.2	Second Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 31, 2011

4.3	Form of Specimen Common Stock Certificate of the Company, incorporated herein by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A (No. 0-27514), filed with the Commission on December 29, 1995

4.4	Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, incorporated herein by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 2, 2020

5	Opinion of Alyssa Hochberg Fontaine

23.1	Consent of KPMG LLP

23.2	Consent of Alyssa Hochberg Fontaine (contained in the opinion filed as Exhibit 5 to this Registration Statement)

24	Power of Attorney (included on the signature page)

99	Tompkins Retirement Savings Plan

107	Filing Fee Table

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ithaca, state of New York, on this 25th day of July, 2025.

TOMPKINS FINANCIAL CORPORATION

By:	/s/ Stephen S. Romaine
Stephen S. Romaine
President and Chief Executive Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Tompkins Retirement Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ithaca, state of New York, on this 25th day of July, 2025.

TOMPKINS RETIREMENT SAVINGS PLAN

By:	The Retirement Plan Management Committee of Tompkins Financial Corporation, Plan Administrator

	By:	/s/ Matthew D. Tomazin
Matthew D. Tomazin
Committee Member

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Stephen S. Romaine and Matthew D. Tomazin and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date

/s/ Daniel J. Fessenden	Chair, Director	July 25, 2025
Daniel J. Fessenden

/s/ Stephen S. Romaine	President & Chief Executive Officer, Director (Principal Executive Officer)	July 25, 2025
Stephen S. Romaine

/s/ Matthew D. Tomazin	Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	July 25, 2025
Matthew D. Tomazin

/s/ David Kershaw	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 25, 2025
David Kershaw

/s/ Nancy E. Catarisano	Director	July 25, 2025
Nancy E. Catarisano

/s/ Janet M. Coletti	Director	July 25, 2025
Janet M. Coletti

/s/ Heidi M. Davidson	Director	July 25, 2025
Heidi M. Davidson

/s/ Helen Eaton	Director	July 25, 2025
Helen Eaton

/s/ Patricia A. Johnson	Director	July 25, 2025
Patricia A. Johnson

/s/ Angela B. Lee	Director	July 25, 2025
Angela B. Lee

/s/ John D. McClurg	Director	July 25, 2025
John D. McClurg

/s/ Ita M. Rahilly	Director	July 25, 2025
Ita M. Rahilly

/s/ Michael H. Spain	Director	July 25, 2025
Michael H. Spain